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                                                                    EXHIBIT 21.1

LIST OF SUBSIDIARIES OF OMNOVA SOLUTIONS INC.(1)

     The following is a list of the subsidiaries of OMNOVA Solutions Inc., an Ohio corporation (the "Corporation"). The common stock of all the companies listed below is wholly owned, directly or indirectly, by the Corporation.

                    NAME OF CORPORATION                        STATE OF INCORPORATION
                    -------------------                        ----------------------
OMNOVA Receivables Corporation                                Ohio
OMNOVA Services Inc.                                          Ohio
OMNOVA Wallcovering (USA), Inc.                               Ohio
OMNOVA Wallcovering (UK), Limited                             United Kingdom limited
                                                              company

(1) The Corporation also controls, directly or indirectly, sixteen other companies that, in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined in Rule 1-02
    (w) of Regulation S-X.